    SECURITIES TRADING POLICY

OBJECTIVE
Federal securities laws make it illegal for any director, officer or employee of the Federal Home Loan Bank of Pittsburgh (Bank) to buy or sell the Bank’s securities at a time when that person possesses “material nonpublic information” relating to the Bank. This conduct is known as “insider trading.” Passing such material nonpublic information on to someone else who may buy or sell securities – which is known as “tipping” – is also illegal. These prohibitions apply to the capital stock of the Bank, the debt securities (i.e., consolidated obligations) issued by the Federal Home Loan Bank System (Bank System) and any other securities issued by the Bank or the Bank System. In addition, if a director, officer or employee learns something in the course of his or her duties that may affect the value of securities of the Bank’s member institutions (including their parent holding companies and member affiliates), counterparties, vendors or other companies (including other Federal Home Loan Banks (FHLBanks) or former members), then these prohibitions also apply to those securities.
The Bank is adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Bank and to apply this Policy to all officers, employees, contractors, and members of the Board of Directors (Board) and the Affordable Housing Advisory Council (AHAC) of the Bank (collectively referred to in this Policy as “directors, officers and employees”).
POLICY
I.The Consequences
The consequences of insider trading violations can be severe and, as of February 14, 2025:
For individuals who trade on inside information (or disclose inside information to others who trade) can include:
•A bar on serving as a director or officer of a public company;
•Disgorgement of any profit gained or loss avoided;
•A civil penalty (in addition to disgorgement) of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $5 million; and
•A jail term of up to 20 years.
For the Bank (as well as possibly any relevant supervisory person), should they fail to take appropriate steps to prevent illegal trading, can include:
•A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the violation; and
•A criminal penalty of up to $25 million.

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For a director, officer or employee who violates this Bank Policy, can include Bank-imposed sanctions, including dismissal for cause or for a director or a member of AHAC, removal from the Board or from AHAC, could result.
Any of the above consequences, even a Securities and Exchange Commission (SEC) investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage one’s career.
II.Bank Policy on Insider Trading
A.Restrictions on Trading. If a director, officer or any employee has material nonpublic information relating to the Bank or the Bank System, it is the Bank’s policy that neither that person nor any related person may (1) buy or sell securities of the Bank or the Bank System or engage in any other action to take advantage of that information or (2) communicate that information to other persons not having a need to know the information for legitimate, Bank-related reasons. This Policy, including but not limited to all restrictions set forth in this paragraph II, also applies to information obtained in the course of employment or association with the Bank relating to any Bank member institution (including any parent holding company of such Bank member institution), counterparty, vendor or other company (including other FHLBanks) and their respective securities.
For example, a transaction that may be motivated or justified by independent reasons (such as the need to raise money for an emergency expenditure) is not an exception. Even the appearance of an improper transaction must be avoided to preserve the Bank’s reputation for adhering to a high standard of conduct.
B.Material Information Defined. Material information is any information that the reasonable investor would consider important in a decision to buy, hold or sell a security.
Examples. Common examples of information that will frequently be regarded as material are: financial results; projections of future earnings or losses; news of a significant sale of assets; changes in dividend policies; changes in the Bank’s process regarding excess share repurchases; changes in the Bank’s capital classification; regulatory actions; changes to senior management; significant new products; impending financial liquidity challenges; and the gain or loss of a substantial customer or counterparty. This list is merely illustrative as many other types of information may be considered material depending on the circumstances. Material information can have a positive or negative effect on the Bank.
C.Twenty-Twenty Hindsight. Remember, if securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, directors, officers and employees should carefully consider how regulators and others might view the transaction in hindsight.

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D.Transactions By a Director’s Institution. The restrictions set forth in paragraph II.A. above also apply to the Bank member institution(s) or other entities where a director serves as an officer, director or employee. Directors are prohibited from using material nonpublic information received via his or her relationship with the Bank in activities at their Bank member institution(s) or other entities. Further, directors are prohibited from discussing material nonpublic information obtained by the director through his or her relationship with the Bank with individuals at their Bank member institution(s) or other entities. Directors are responsible for (1) the compliance of their institutions and entities with this Policy, and (2) their compliance with policies (including without limitation securities trading or insider trading policies) of their institutions and entities.
E.Transactions By Family Members. Although family members cannot own Bank capital stock, they can own Bank System debt securities. The restrictions set forth in paragraph II.A. above apply to family members of directors, officers and employees and others living in their households. Directors, officers and employees are expected to be responsible for the compliance of their immediate family members and others in their households. Directors, officers and employees should not discuss material nonpublic information with family or household members. To avoid the appearance of impropriety, during times when directors, officers and employees are in possession of material nonpublic information, family and household members should be prevented from trading without revealing the information they possess.
F.Disclosing Information to Others. Whether the information is proprietary information about the Bank or information that could have an impact on the desire to buy, hold or sell Bank stock or Bank System debt securities, directors, officers and employees must not pass the information on to others (including other persons within the Bank, family members, friends or employees of a director’s Bank member institution, etc.) unless the person has a need to know the information for legitimate Bank-related reasons. Directors, officers and employees should also not discuss such information in public places where it can be overheard, such as elevators, restaurants, taxis or ride shares and airplanes. A director, officer or employee who improperly reveals material nonpublic information to another person can be held liable for the trading activities of his or her “tippee” and any other person with whom the tippee shares the information. The above penalties apply whether or not the director, officer or employee benefits financially from such trades and whether or not the director, officer or employee knew or intended that another person would trade Bank stock or Bank System debt security on the basis of the information revealed. In order to avoid even the appearance of impropriety, it is recommended that directors, officers and employees refrain from providing advice or making recommendations regarding the purchase or sale of the Bank’s stock or Bank System debt securities, whether or not they are then in possession of material nonpublic information.

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G.Trading in Securities of Members. The penalties for insider trading and this Policy apply equally to material nonpublic information concerning the Bank’s member institutions (including their parent holding companies and member affiliates). The Bank routinely is in possession of nonpublic information related to its member institutions. Officers and employees are prohibited from trading in the securities of the Bank’s member institutions. Directors and their member institution or entity must refrain from trading securities of any member institution of the Bank (including the securities of its parent holding company and member affiliates) while the director is in possession of material nonpublic information concerning such Bank member institution obtained by the director through his or her relationship with the Bank, and the director must not disclose such information to others unless the person has a need to know the information for legitimate, Bank-related reasons.
H.Trading in Securities of Vendors, Counterparties and Other Companies. The penalties for insider trading and this Policy apply equally to material nonpublic information concerning vendors, counterparties, and other companies (including other FHLBanks) obtained through a director’s, officer’s or employee’s employment or association with the Bank. Directors, officers and employees must refrain from trading securities of another company while in possession of such material nonpublic information concerning it, and they must not disclose such information to others unless the person has a need to know the information for legitimate, Bank-related reasons.
I.When Information Is Public. If a director, officer or employee is in possession of material information which has not previously been made public, it is also improper for the director, officer or employee to enter a trade immediately after the Bank, the Bank System, a Bank member institution or other company has made a public announcement of the information. Before entering into a trade, the Bank’s shareholders and the investing public must be afforded sufficient time to receive the information and act upon it. Although the amount of time a director, officer or employee must wait before engaging in a trade varies with the type and complexity of the information released, for purposes of this Policy, information is presumed to be nonpublic unless and until three business days have elapsed since the public announcement of such information. When in doubt, the information involved should be presumed to be both material and nonpublic.
III.Trading Blackout
In order to avoid even the appearance of improper trading, it is the policy of the Bank that no Bank member institution associated with a director may buy shares of stock of the Bank not needed to support an activity with the Bank or request the repurchase of any excess shares of the Bank’s common stock during a blackout period established by the Bank. Blackout periods will be established from time to time when certain material nonpublic information is shared with the Board, and they will stay in effect until the third business day following the date that particular information is made public. Bank-initiated excess stock repurchase transactions across all members are not subject to a blackout period.

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Examples. The types of certain material nonpublic information that may be considered for establishment of a blackout period may include, but are not limited to, particular information that could affect the fundamental value of the Bank’s securities, such as: cancellation of (or a significant increase or decrease in) dividends; plans for the Bank to acquire, be acquired by or merge with another entity; any sustained inability of the Bank to access the capital markets to fund its ordinary operations, including ordinary advances demand; a regulatory order that interferes with the Bank’s ability to conduct ordinary operations; a downgrade in the Bank’s capital classification under Federal Housing Finance Agency (FHFA) regulations; bankruptcy, conservatorship, receivership or any other form of Bank insolvency; material changes in previously disclosed financial information; significant changes in operations; regulatory enforcement; criminal investigations; and resignation of a director because of a disagreement with management. This list is merely illustrative as many other types of information may be considered for establishment of a blackout period depending on the circumstances.
IV.Pre-Notification Requirement for Directors and Officers
To avoid even the appearance of an improper transaction, a director, officer or employee (this does not apply to a Bank member institution associated with a director) must notify the Bank’s Ethics Officer prior to any acquisition or disposition of the Bank System’s debt securities (i.e., consolidated obligations). In addition, effective December 1, 2017, purchase or trading of debt securities listed on the Luxembourg Exchange by the Bank’s: (1) executive officers (defined as members of the Bank management executive committee), (2) directors and (3) Bank employees serving as members of the Bank System disclosure committee and the respective close associates of anyone in group (1), (2) or (3) is prohibited.1 This prohibition shall not apply to a member director’s institution; provided that, such member director does not participate in the investment or trading decisions regarding such securities. Bank executives, directors and members of the Bank System disclosure committee shall comply with the disclosure, reporting and certification requirements applicable to debt securities listed on the Luxembourg Exchange as in effect from time to time upon notice from the Ethics Officer.
Any executive, director or member of the Bank System disclosure committee who holds such securities prior to December 1, 2017, who wishes to sell, transfer, or otherwise dispose of such securities prior to their maturity or redemption shall provide at least sixty (60) days’ notice prior to such disposition to the Bank’s Ethics Officer to ensure that the disposition of such securities complies with applicable legal requirements, including any relevant blackout periods.
1 “Close associate” is defined as: (1) a spouse, or a partner considered to be equivalent to a spouse in accordance with applicable law; (2) a dependent child; (3) a relative who has shared the same household for at least one year; or (4) a legal person, trust or partnership, the managerial responsibilities of which are controlled or discharged by a Bank executive officer or director; the entity exists for the Bank executive or director’s benefit; or the entity is economically aligned with the Bank executive or director’s own interests.

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With respect to other Bank officers and employees, the Bank may designate individual officer(s) and employee(s) as subject to the trading prohibition in this section on a temporary basis if it is determined by the Bank’s Ethics Officer that such individuals have access to material information regarding such debt securities listed on the Luxembourg Exchange. The Ethics Officer will notify such individuals of their designation in writing. It is the Bank’s intent to comply with the legal standards applicable to debt securities listed on the Luxembourg Exchange. To that end, as such legal standards change, this section may be supplemented from time to time upon written notice from the Ethics Officer.
V.Certification and Compliance
Each director, officer and employee will be required to certify that he or she understands and will comply with this Policy. Also, annually each director, officer and employee will be required to certify that he or she has complied with this Policy during the preceding year. Failure to comply with this Policy is subject to disciplinary action by the Bank and may be grounds for dismissal from employment or association with the Bank for cause or, for a director or a member of AHAC, removal from the Board or from AHAC, as applicable. If required by law or otherwise appropriate, violations will be reported to the FHFA, the SEC or other appropriate authorities.
VI.Bank Assistance
Any person who has any questions about specific transactions or general questions about this Policy may obtain additional guidance from the Bank’s Ethics Officer. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with each director, officer and employee. In this regard, it is imperative that each director, officer and employee uses his or her best judgment.

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APPROVAL DATE: February 14, 2025	POLICY OWNER: General Counsel and Corporate Secretary	APPROVING MANAGEMENT COMMITTEE: Executive Committee
APPROVAL FREQUENCY: Annually	APPLICABILITY: Bank-wide	APPROVING BOARD COMMITTEE: Governance & Public Policy

POLICY ADMINISTRATION

The Legal Department is responsible for administering this Policy. It is the responsibility of every person who obtains or gains access to material nonpublic information through his or her employment, duties, role(s) or relationship with the Bank to comply with this Policy. Managers involved in transactions relating to this Securities Trading Policy are responsible for the education and supervision of their employees and for adopting procedures to ensure compliance with this Securities Trading Policy.

Approval of Exceptions. All exceptions under this Policy must be approved by the General Counsel and Corporate Secretary and must be reported to the Approving Committees listed above.

Policy Interpretations. The General Counsel and Corporate Secretary may make interpretations of this Policy. All interpretations shall be summarized in a memo and maintained along with the Policy.

Delegation. Unless otherwise prohibited by law, regulation, or a policy, the General Counsel and Corporate Secretary may delegate, in whole or in part, his/her responsibilities to another employee.

COMPLIANCE MONITORING

The General Counsel and Corporate Secretary will be responsible for monitoring compliance with this Policy.

Violations to this Policy must be reported to the Senior Director, Enterprise Risk Management per the Bank’s current practice for reporting compliance violations.

APPLICABLE LAWS AND REGULATIONS

15 U.S.C. 78j
17 CFR 240.10b5-1

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RELATED POLICIES; BANK-WIDE PROCEDURES

Code of Business Conduct
Related Person Transaction Policy
Policy Governance Standards
Security Management Policy
Risk Governance Policy

POLICY HISTORY LOG

Date	Change	Notes
February 14, 2025	Annual Approval
Updates for clarifying edits (including defined terms and to include securities of parent holding companies, member affiliates, other FHLBanks, and former members); update references to penalties, in lists of examples, and regarding administration and compliance; extend Policy to apply to all officers, employees, contractors, and members of the Board and the Affordable Housing Advisory Council; specify time period following public announcement during which information is presumed nonpublic; and add enhanced descriptions of trading and transaction restrictions and limitations.

December 12, 2024	Policy Creation	Approval by Board

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